UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      June 24, 2005

                                            HEMAGEN DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11700	04-2869857
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

                                                  9033 Red Branch Road, Columbia, Maryland 21045
(Address of principal executive offices) (Zip Code)

                                                                                      (410) 740-3198
(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

        On June 24, 2005, Hemagen Diagnostics, Inc. completed a financing of $1,935,000 with Bay National Bank to provide for the purchase of a new corporate headquarters facility for $800,000 with the remainder to be used for improvements to the building and relocation and installation of Hemagen’s existing equipment in the new building. This financing will expire on June 30, 2006. Hemagen has commitments from Bay National Bank and Mid–Atlantic Business Finance Company to provide U.S. Small Business Administration (SBA) financing under the 504-loan program that will finance this project over a long-term basis once the construction project is completed. Hemagen estimates the total cost of the project to be approximately $2,150,000 and based on funding requirements, Hemagen will contribute a minimum of $215,000 of its equity to the project. During the construction period, Hemagen will pay interest only on the borrowings outstanding at a rate equal to the prime rate plus two percentage points. The rate payable by Hemagen as of the closing was 8%, per annum. In conjunction with the commitment to provide permanent financing, Hemagen paid Bay National Bank $24,725 in fees.

        Upon the completion of the construction and relocation project, Bay National Bank will finance up to approximately $1,135,000 of the project costs over ten years amortized over a twenty year period. The rate on the Bay National Bank long term financing will be the Federal Home Loan Bank of Atlanta five year rate index plus three and three–quarters percentage points. As of the closing this rate was 8.31%. This rate is adjustable five years after the anniversary of the conversion to long term financing. Hemagen has a commitment from the SBA for financing of up to 40% or $886,000 of the project costs over a long-term basis once the construction period is completed and certain closing requirements are met. The portion of the project financed by the SBA will be paid back over twenty years and will bear interest at the rate determined by the SBA at that time. The current rate on these type 504-program loans is 5.85%.

        In conjunction with the construction financing provided by Bay National Bank, Hemagen agreed to reduce its existing line of credit facility with Bay National Bank from $1 million of availability to $500,000 of availability. On June 24, 2005, Hemagen had approximately $290,000 outstanding on its line of credit facility. Bay National Bank will have a first lien on all of Hemagen’s assets, in conjunction with the real estate project and the line of credit facility. Once the SBA financing is put in place, the SBA will have a second lien on the building and its improvements.

Section 2—Financial Information

Item 2.01   Completion of Acquisition or Disposition of Assets.

        The disclosure under Item 1.01 of this report is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The disclosure under Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2005	HEMAGEN DIAGNOSTICS, INC. BY: /s/ Deborah F. Ricci —————————————— Deborah F. Ricci Chief Financial Officer (Principal Accounting Officer)